VOTE BY PHONE CONFIRMATION LETTER
(WRITTEN)

VOTE CONFIRMATION

(Shareholder name & address of record)

PUTNAM INTERMEDIATE GOVERNMENT INCOME TRUST
Meeting of Shareholders October 9, 1997
Account:
Shares:

Votes Received:     (list proposal as on proxy card)

                    (FOR)  (AGAINST)  (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on October 8, 1997.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)
Vote-By-Phone Solicitation Script for
Putnam Intermediate Government Income Trust

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening.  May I please speak with
(name of shareholder)?
I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Intermediate Government Income Trust for which you recently received a combined prospectus/proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are appointing George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, as proxies, with the power of substitution, and authorizing them to represent and vote your shares at the meeting of shareholders of Putnam Intermediate Government Income Trust, on October 9, 1997 at 2:00 p.m., Boston time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following four proposals.

1. The Trustees are recommending a vote in favor of Proposal 1. That Proposal is to:

     Approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Putnam
Intermediate Government Income Trust (which we'll call the
"Fund") to Putnam Master Intermediate Income Trust (which we'll call the "Master Fund") in exchange for shares of the Master Fund and the assumption by the Master Fund of all of the liabilities of the Fund, and the distribution of such shares to the shareholders of the Fund in complete liquidation of the Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

2. The Trustees are recommending a vote in favor of Proposal 2, for fixing the number of Trustees at 13 and electing all of the nominees.
The nominees are:

     J.A. Baxter,  H.H. Estin,  J.A. Hill, R.J. Jackson,
E.T. Kennan, L.J. Lasser, R.E. Patterson, D.S. Perkins, W.F.
Pounds, G. Putnam, G. Putnam, III, A.J.C Smith and W.N.
Thorndike.

How would you like to vote on this proposal? Would you like to fix the number of Trustees at 13 and vote for all nominees or would you like to withhold authority to vote for all nominees? You may also vote for some nominees while voting against others. If you would like to withhold authority to vote for certain of the nominees, please state those nominees' names now.

Thank you.

3. The Trustees are recommending a vote in favor of Proposal 3. That proposal is to ratify the selection of Price Waterhouse LLP as the independent auditors of the Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

4.  The Trustees are recommending a vote against Proposal 4.
That proposal is to convert the Fund from closed-end to open-end status and authorize certain related amendments to the Agreement and Declaration of Trust.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions on the proposals:

You:

1. (Voted for, Voted against, Abstained from) the proposal to approve the Agreement and Plan of Reorganization.

2.  (Voted for the proposal for fixing the number of
Trustees at 13 and electing all of the nominees, Withheld
authority to vote for all nominees, Voted for all nominees
except withholding authority to vote for        )

3. (Voted for, Voted against, Abstained from) the proposal to ratify the selection of Price Waterhouse LLP as the independent auditors of the Fund.

4. (Voted for, Voted against, Abstained from) the proposal to convert the Fund from closed-end to open-end status and to authorize certain related amendments to the Agreement and Declaration of Trust.

Is this correct?

Thank you.

We will be sending you a written confirmation of your vote.
Please call us if the information on the confirmation is incorrect.
Q&A for Putnam Intermediate Government Income Trust

On or about July 30, 1997, a combined prospectus/proxy statement was sent to shareholders of Putnam Intermediate
Government Income Trust. Listed below are answers to the questions and concerns shareholders are likely to have regarding proposal No. 1, the combination of Putnam
Intermediate Government Income Trust into Putnam Master
Intermediate Income Trust, followed by answers and information regarding each issue.

1.  What is being proposed?

The Trustees are recommending that shareholders approve the combination of Putnam Intermediate Government Income Trust with Putnam Master Intermediate Income Trust. The combination will occur through the transfer of all of the assets of Putnam Intermediate Government Income Trust to Putnam Master Intermediate Income Trust in exchange for shares of Putnam Master Intermediate Income Trust and for the assumption by the Putnam Master Intermediate Trust of all of the liabilities of the Putnam Intermediate Government Income Trust. The completion of these transactions, followed by the distribution of the Putnam Master Intermediate Income Trust shares received by the Putnam Intermediate Government Income Trust to its shareholders, will result in the combination of the two funds' assets and liabilities with shareholders of Putnam Intermediate Government Income Trust becoming shareholders of Putnam Master Intermediate Income Trust, and the liquidation of Putnam Intermediate Government Income Trust.

2.  What will happen to my shares of Putnam Intermediate
Government Income Trust?

If the combination is approved, your shares will, in effect, be exchanged on a tax-free basis for shares of Putnam Master Intermediate Income Trust with an equal aggregate net asset value on the date of the transaction. The market values of the shares may differ.

3.  When would the combination occur?

If approved by the shareholders at their October 9, 1997 meeting, it is expected that the combination would occur on or about October 27, 1997.

4.  Why are the Trustees proposing the transaction?

Putnam Intermediate Government Income Trust's investment policies limit the fund to purchasing U.S. and foreign government securities. The Trustees believe that the broader and more flexible investment policies of Putnam Master Intermediate Income Trust offer the potential for both increased yield and improved returns and, through additional diversification, greater stability of net asset value. Although past performance is no guarantee of future performance, Putnam Master Intermediate Income Trust's performance record is superior to that of Putnam Intermediate Government Income Trust. In addition, the combination of the two funds offers the prospect of lower expenses for shareholders of both funds. Finally, the Trustees also believe that the larger fund resulting from the combination may attract greater investor interest, which may lead to lower share trading discount levels in the market price of Putnam Master Intermediate Income Trust's shares following the combination.

5. How do the investment objectives, policies and restrictions of the two funds compare?

Both funds seek, with equal emphasis, high current income and relative stability of net asset value, by investing in a diversified portfolio of fixed income securities having a dollar-weighted average maturity of from three to ten years. While both funds invest substantially all of their assets in fixed-income securities, Putnam Master Intermediate Income Trust invests in a wider range of such securities. Putnam Intermediate Government Income Trust invests in two sectors of the fixed income market, U.S. government securities and foreign government securities. By comparison, Putnam Master Intermediate Income Trust invests in three sectors, a U.S. high grade sector, a high yield sector and an international sector. The funds both have different credit quality limitations with Putnam Master Intermediate Income Trust having significantly greater flexibility to invest in lower-rated securities. Putnam Master Intermediate Income Trust may invest up to 65% of its assets in below investment grade bonds, of which may be, up to 5% of its assets in securities rated below Caa or CCC. Putnam Intermediate Government Income Trust is limited to investing no more than 15% in below investment grade bonds. The combined prospectus/proxy statement contains a detailed comparison of the investment policies and risks associated with investments in Putnam Master Intermediate Income Trust.

6.  How do the risks of investing in the funds compare?

The risks related to Putnam Master Intermediate Income Trust's portfolio securities are greater than the risks of those held by Putnam Intermediate Government Income Trust. Putnam Master Intermediate Income Trust invests a substantial portion of its assets in corporate fixed income securities and lower-rated, higher risk securities. The broader diversification of Putnam Master Intermediate Income Trust is intended to reduce overall portfolio risk, although there can be no assurance that this diversification will be effective. A more detailed description of certain risks associated with an investment in Putnam Master Intermediate Income Trust is contained in the combined prospectus/proxy statement.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the combination?

The funds currently have the same management fee rates, while Putnam Intermediate Government Income Trust has slightly lower other expenses. The combined fund is expected to have lower management fees and total fund operating expenses than are currently being paid by either fund.

8. Are there any federal income tax consequences as a result of the proposed transaction?

No. As a result of the transaction, no gain or loss will be recognized by Putnam Intermediate Government Income Trust or its shareholders for federal income tax purposes.


9.  Will my dividends be affected by the transaction?

The frequency of your dividends should not change, since both funds pay a monthly dividend from net investment income and distribute any net realized capital gains at least annually. However, the amount of these distributions will reflect the investment policies and dividend policies of Putnam Master Intermediate Income Trust. Information regarding the dividends paid by Putnam Master Intermediate
Income Trust in recent years is included in the "Financial
Highlights" in the combined prospectus/proxy statement.

Both funds have adopted a dividend reinvestment plan pursuant to which each participating shareholder may have all income and distributions of capital gains automatically invested in additional shares of the relevant fund.

10. Will I still be able to participate in a dividend reinvestment plan?

Yes. If you currently participate in Putnam Intermediate
Government Income Trust's dividend reinvestment plan, you will be automatically enrolled in the dividend reinvestment plan of Putnam Master Intermediate Income Trust, which is similar to Putnam Intermediate Government Income Trust's plan.

11. Do the procedures for purchasing and selling shares of the two funds differ?

No. The procedures for purchasing and selling shares of each fund are identical. The funds' shares currently may be bought and sold at prevailing market prices on the New York Stock Exchange. Shares may also be purchased through each fund's dividend reinvestment plan.

12.  Will the number of shares I own change?

Yes, but the total net asset value of the shares of Putnam
Master Intermediate Income Trust you receive will, at the
time of the transaction, equal the total net asset value of
the shares of the Putnam Intermediate Government Income
Trust that you then hold.   Even though the net asset value
per share of each fund is different, the total net asset value of a shareholder's holdings will not change as a result of the combination. Of course, the newly issued shares of Putnam Master Intermediate Trust may trade at a discount from net asset value, which might be greater or less than the trading discount of a shareholder's Putnam
Intermediate Government Income Trust shares.

13.  Will the market value of my investment change?

The funds will continue to be traded on the New York Stock Exchange until the time of the transaction, and may at times trade at a market price greater or less than net asset value. In recent years, shares of both funds have traded at a discount to net asset value. Depending on market conditions immediately prior to the exchange, shares of Putnam Master Intermediate Income Trust may trade at a greater or smaller discount to net asset value than shares of Putnam Intermediate Government Income Trust. This could result in the shares received in the combination having a market value that is greater or less than they currently have.



14. How will I be notified of the outcome of the transaction?

If the proposed transaction is approved by shareholders, you will receive confirmation after the reorganization is completed, indicating your new account number. If the transaction is not approved, you will be notified, and the results of the meeting will be provided in the next annual report of Putnam Intermediate Government Income Trust.

15.  What do I do with my certificate?

(If shareholder holds certificate shares, add the following):

If you hold certificates for your Putnam Intermediate
Government Income Trust shares, you should return them to the fund. Failure to do so will affect your ability to take certain actions with respect to the shares you receive in the transaction, including selling the shares.